Exhibit 99.3

United Refining Company Provides Additional Information

Second Fiscal Quarter 2005 Operating Results

Warren, Pa April 21, 2005/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products, is providing additional information on second quarter 2005 results.

The Company recently reported earnings for Second Quarter 2005 and indicated an EBITDA of a negative $15.350 million. Our second quarter began December 1, 2004 and ended February 28, 2005. We will discuss the major factors impacting our Second Quarter below.

The Company customarily purchases crude oil for processing approximately one month in advance of processing. Consequently, the Company’s crude oil cost for any given month is determined primarily by NYMEX crude oil contract trading in the prior month. The Company’s sales of finished products are primarily determined by NYMEX product trading in the month of sale (see our 10Q for additional detail). NYMEX crude oil contracts trading in November 2004 for delivery in December 2004 reached nearly $51/BBl in early November trading then declined to below $41/BBl in early December trading. The impact of the significant fall in crude prices during December had a direct downward impact on our December product sales prices, creating a margin squeeze, as our crude costs had already been determined during November. This market move impacted other refiners as well. We estimate the impact of this margin squeeze on EBITDA to be approximately ($7.7) million for the month of December. January and February EBITDA is estimated to be approximately a positive $6 million.

During our Second Quarter, crude and related product prices fell from First Quarter ending levels. The monthly average NYMEX crude price for February of 2005, the final month of our second quarter was $48.05/BBl and the monthly average NYMEX crude price for the final month of trading of our first quarter,

November 2004 was $53.09/BBl. We estimate the impact of these price changes for inventory valuations on EBITDA to be approximately ($13.6) million for the Second Quarter. It should be noted that today’s market price currently trading on the NYMEX for June crude is greater than $53/bbl.

The Company builds asphalt inventories during the winter months for sale during the summer asphalt season.

The Company continues to monitor crude oil prices and the impact on working capital and liquidity. June NYMEX crude is currently trading in the $53/bbl range. Because of these high crude prices, the resulting additional carrying cost for inventories, and a temporary increase in in-transit time for crude deliveries within the Enbridge pipeline, the Company has increased its Revolving Credit Agreement to $100,000,000 (see recent press release dated April 20, 2005).

Industry fundamentals remain strong and the Company continues to expect Fiscal 2005 to be comparable to Fiscal 2004 given continued market trends.

We will host our quarterly conference call Friday at 11:00 am.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 726-4674